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                                                            Exhibit 10.1
                                [Company Logo]



Date:  April 3, 1997

Mr. M. Peter Thomas

Dear Peter,

It gives me great pleasure to make a formal offer to you for the position of CEO and a director of the Board of Superconductor Technologies Inc. We would like for this to become effective on Monday, 7 April, 1997. As you know from our discussions, a tremendous amount of positioning has been accomplished at STI over the last 10 years with over $60m dollars of expended effort. We believe that STI is poised for "roll out" commercialization of its technology with products serving the Wireless industry.

The attached Position description sets forth the duties, responsibilities and authority for the STI position of CEO. Our offer is for an annual salary of $200k. There are no executive bonus programs (other than option awards) in place as STI has yet to reach a state of profitability for those to be appropriate. The important equity consideration will be to grant you stock options of 280,000 shares which represents roughly 3% fully diluted. These options vest over four years with the following provisions. One eighth (35k shares) vest immediately, with the remaining vesting monthly for the remainder of the 4 years starting in six months except that one year of vesting (70k shares) will accelerate in the event that control of STI changes and your position changes. You will also be granted a salary continuation of six months should there be a non cause change in your position.

This offer is made under the assumption that you will take up residence in Santa Barbara. The normal STI company benefits program will be available to you and details will be provided. You will be required to sign the normal trade secret agreements and patent grants to the company etc.

This agreement will need to be ratified by the STI Board at our next meeting and they are aware of this offer. I look forward to working with you Peter and to see STI begin to reach a state of maturity as the commercialization phase unfolds.

Please sign and return a copy indicating your acceptance.


Thank You,

/s/ Glenn Penisten